Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 27, 2012 (except for Note 18, as to which the date is January 10, 2013), in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-175102) and related Prospectus of LipoScience, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

January 10, 2013